Exhibit 5
PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

529-IV-SFFAF-33/2025

Mexico City, September 19, 2025

To the Underwriters named in the

Terms Agreement referred to below,

and the following parties

Deutsche Bank Trust Company Americas

1 Columbus Circle

Floor 4S

New York, New York 10019

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

Pursuant to Article 29, fraction XV, of the Reglamento Interior de la Secretaría de Hacienda y Crédito Público (“Internal Regulation of the Ministry of Finance and Public Credit”), that sets forth the authority of this Subprocuraduría Fiscal Federal de Asuntos Financieros (“Office of the Deputy Federal Fiscal Attorney for Financial Affairs”) to express an opinion of law in connection with the legal instruments related to the public credit, I, the Deputy Federal Fiscal Attorney for Financial Affairs of the Secretaría de Hacienda y Crédito Público (the “Ministry of Finance and Public Credit”), execute this opinion concerning the issuance of the Notes (as defined below) being made by the Estados Unidos Mexicanos (the “United Mexican States” or “Mexico”).

This opinion is being delivered to you pursuant to the Terms Agreement dated September 15, 2025 (the “Terms Agreement”) among Mexico, Citigroup Global Markets Limited, J.P. Morgan Securities plc, Merrill Lynch International, Banco Bilbao Vizcaya Argentaria, S.A., and Banco Santander, S.A. (the “Underwriters”), which Terms Agreement incorporates by reference, and modifies certain provisions of, Mexico’s standard underwriting terms dated August 2025 (the “Underwriting Terms”) between Mexico and the Persons named therein, based solely upon the examination of the documents listed in subsection II, paragraph 2, set forth below, and in accordance with applicable Mexican law in force as of the date hereof; therefore, I express no opinion in respect of any laws other than as to the laws of Mexico. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the Notes (as defined below) (other than by Mexico) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than Mexico) and that each such party (other than Mexico) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents (other than those specified in subsection II, paragraph 1, subparagraph (b), and paragraph 2, subparagraphs (d) and (e) below) examined by me, the completeness and conformity to the originals of any copies thereof submitted to me, and the genuineness of all signatures (other than signatures of officials of Mexico); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law is relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States special counsel to Mexico.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in the Terms Agreement.

I.-	Issuance and transaction characteristics.

This opinion is being delivered solely in connection with the issuance and sale by Mexico to the Underwriters of Mexico’s (i) €2,250,000,000 3.500% Global Notes due 2029, (ii) €1,500,000,000 4.500% Global Notes due 2034 and (iii) €1,250,000,000 5.125% Global Notes due 2038 (together, the “Notes”).

II.-	Applicable law, documents and instruments examined in connection with the giving of this opinion.

1.	I have examined the following provisions, laws, regulations and decrees as I have considered necessary to give this opinion:

(a)

all relevant provisions of the Constitución Política de los Estados Unidos Mexicanos (the “Constitution”) and all relevant Mexican laws, decrees, directives and other governmental acts pertaining to the issuance and sale of the Notes, including the following:

(i)

the Constitution, Article 73, fraction VIII, and Article 89, fraction I, empowering the Congreso de la Unión (“Mexican Union Congress”) to establish the bases upon which the Ejecutivo Federal (the “Federal Executive Branch”) may borrow upon the credit of Mexico;

(ii)	the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (“Mexican Federal Revenue Law for the Fiscal Year 2025”), Article 2, authorizing the Federal Executive Branch to:

(a)

contract for the issuance of securities on foreign markets, to finance the Federal Expenditure Budget for the fiscal year 2025, as well as for the purposes of exchanging and refinancing Mexico’s external indebtedness;

(b)

through the Ministry of Finance and Public Credit, enter into obligations constituting domestic or external public debt in addition to those authorized for the Federal Government under Article 2 of the Mexican Federal Revenue Law for the Fiscal Year 2025, as long as the net external or domestic debt, as applicable, of Mexico’s state-owned companies does not exceed the respective debt amounts authorized under Article 2 of the Mexican Federal Revenue Law for the Fiscal Year 2025, in an amount of up to the unused portion of the authorized indebtedness amount for Mexico’s state-owned companies under Article 2 of the Mexican Federal Revenue Law for the Fiscal Year 2025, the proceeds of which the Ministry of Finance and Public Credit may deliver to Mexico’s state-owned companies as it considers appropriate; and

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

(c)

through the Ministry of Finance and Public Credit, contract loans and other forms of public credit, including through the issuance of securities, for the purpose of carrying out exchange and refinancing transactions in connection with the debt obligations of Mexico’s state-owned companies, within the total amount of authorized indebtedness under Article 2 of the Mexican Federal Revenue Law for the Fiscal Year 2025;

(iii)

the Ley Orgánica de la Administración Pública Federal (“Organic Law of the Federal Public Administration”), Article 31, fractions V and VI, empowering the Ministry of Finance and Public Credit to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)

the Ley Federal de Deuda Pública (“Federal Law of Public Debt”), Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, fractions I, II, III and V, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the incurrence and maintenance of the public debt, and the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

(v)

the Ley del Mercado de Valores (“Law of the Securities Market”), Article 7, referring to the delivery of notice to the Comisión Nacional Bancaria y de Valores (“Mexican National Banking and Securities Commission”) of offers abroad of securities issued in Mexico or by Mexican legal entities; and

(vi)

the Internal Regulations of the Ministry of Finance and Public Credit, Articles 3, 7, first paragraph, and 13, fractions VIII, XI and XV relating to the original power conferred upon the Titular de la Subsecretaría de Hacienda y Crédito Público (“Undersecretary of Finance and Public Credit”) for the processing and resolution of all the affairs within the competence of her subordinate units, and the power conferred upon the Titular de la Unidad de Crédito Público y Asuntos Internacionales (“Deputy Undersecretary for Public Credit and International Affairs”) to take, on behalf and as attorney-in-fact of Mexico, any of the actions required for the issuance, sale and performance by Mexico of the Notes and to execute and deliver, on behalf and as attorney-in-fact of Mexico, together with the Titular de la Tesorería de la Federación (“Treasurer of the Federation”), any agreement, instrument or document relating thereto.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

(b)	the decree dated December 20, 2021 of the Presidente de la República (“President of Mexico”) to the Ministry of Finance and Public Credit with respect to the issuance of the Notes; and

(c)	such other Mexican laws and regulations relevant to the opinion set forth below.

2.	I give this opinion upon the examination of the following instruments and documents:

(a)

the Prospectus (including Mexico’s Annual Report on Form 18-K relating to its fiscal year ended December 31, 2024 and any amendments thereto which are incorporated by reference therein) dated August 29, 2025 (the “Base Prospectus”) and the Prospectus Supplement dated September 15, 2025 (the “Prospectus Supplement”); and the free writing prospectus dated September 15, 2025, relating to the Notes (the “Free Writing Prospectus” and, together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”);

(b)	the Terms Agreement;

(c)

the Amended and Restated Indenture, dated as of June 1, 2015, (the “Amended and Restated Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as the Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of January 24, 2022 (the “First Supplemental Indenture”), between Mexico and the Trustee (the First Supplemental Indenture, together with the Amended and Restated Indenture, the “Indenture”);

(d)

the Authorization Certificate dated September 19, 2025, (the “Authorization”) pursuant to Section 2.1(c) of the Indenture, including the form of the Global Notes representing the Notes annexed to the Authorization dated as of September 19, 2025; and

(e)

the Certificate of Authority from the Secretario de Hacienda y Crédito Público (the “Minister of Finance and Public Credit”) of the United Mexican States dated April 10, 2025 confirming the authority related to public credit set forth in the current Internal Regulations of the Ministry of Finance and Public Credit, conferred upon the Undersecretary of Finance and Public Credit and the Deputy Undersecretary for Public Credit and International Affairs, to execute and deliver, on behalf of Mexico, any and all documents relating to the Notes, including without limitation, the Terms Agreement and the Authorization.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

III.-	Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

1.

Pursuant to Mexico’s Constitution and the other Mexican laws and regulations, Mexico has full power and authority to execute and deliver the Authorization, and to execute and deliver, and perform and comply with the terms and provisions of, the Terms Agreement, the Indenture and the Authorization. The Terms Agreement, the Indenture and the Authorization have been duly authorized, executed and delivered by Mexico and, assuming that each of the Terms Agreement, the Indenture and the Authorization constitutes a valid and legally binding agreement under New York law, each of the Terms Agreement, the Indenture and the Authorization, constitutes a valid and legally binding agreement, enforceable in accordance with its respective terms.

2.

Pursuant to Mexico’s Constitution and other Mexican laws and regulations, Mexico has full power and authority to execute and deliver, and perform and comply with the terms and provisions of, the Notes. The Notes have been duly authorized, issued, executed and delivered by Mexico and in accordance with the laws of Mexico and, when duly authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the Terms Agreement, the Notes will constitute valid, legally binding, direct, unconditional and general Public External Indebtedness of Mexico, enforceable in accordance with their terms and entitled to the benefits of the Indenture and the Authorization; such obligations shall not in any way be legally affected by or impaired as a result of any use to be made by Mexico of the proceeds received by it from the sale of the Notes.

3.

The Notes rank and will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness of Mexico. It is understood that this provision shall not be construed so as to require Mexico to make payments under the Notes ratably with payments being made under any other Public External Indebtedness of Mexico.

4.

The Registration Statements file nos. 333-282373 and 333-289967, filed with the Securities and Exchange Commission of the United States of America (the “Registration Statements”), and the Prospectus and their filing with the Securities and Exchange Commission of the United States of America have been duly authorized by Mexico. The Registration Statements have been duly executed by and on behalf of Mexico. The information in the Registration Statements and the Prospectus stated on the authority of public officials of Mexico has been stated in their official capacities thereunto, duly authorized by Mexico; and all statements with respect to or involving matters of Mexican law set forth in the Registration Statements and the Prospectus are true and correct in all material respects.

5.

All authorizations, approvals and consents from, and registrations with, all governmental authorities in Mexico that are necessary for the execution and delivery of the Terms Agreement, the Indenture and the Authorization, and for the execution, issuance, sale and delivery of the Notes and the performance by Mexico of its obligations contained in the Terms Agreement, the Indenture, the Authorization and the Notes, have been obtained and are in full force and effect. Once the Notes are issued, a notice is required to be filed by Mexico with the Mexican National Banking and Securities Commission; provided, however, that the failure to effect such notice shall not affect the validity, binding effect and enforceability of the Notes, and Mexico’s obligations under the Notes.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

6.

All necessary action by Mexico in connection with the execution, issuance, sale and delivery of the Notes has been duly taken, including the issuance of the decree of the President of Mexico to the Minister of Finance and Public Credit with respect to the issuance of the Notes, dated December 20, 2021.

7.

Neither the execution and delivery of the Terms Agreement, the Indenture, the Authorization or the Notes, nor the consummation of the transactions therein contemplated nor compliance with the terms and provisions thereof, including performance of each of the obligations contained therein:

(a)

will conflict with, violate or result in a breach of the Constitution or any law, rule or regulation of, or applicable to, Mexico (including, without limitation, the Mexican Federal Revenue Law for the Fiscal Year 2025, in particular, Article 2, first and second paragraph, or any other reference to the authorization given to the Federal Executive Branch to contract for the issuance of securities on foreign markets to finance the Federal Expenditure Budget for the Fiscal Year 2025, as well as for the purposes of exchanging or refinancing Mexico’s external indebtedness, and all other provisions included in such Law);

(b)

will conflict with or result in a breach of any of the terms, conditions or provisions of any treaty, convention, material agreement or material instrument to which Mexico is a party or by which Mexico is bound or constitute a default thereunder; or

(c)	will result in the creation or imposition of any mortgage, lien, charge or encumbrance, of any nature whatsoever, upon any of the revenues or assets of Mexico under any such agreement or instrument.

8.

Under the laws of Mexico, specifically in accordance with Articles 3 and 4 of the Código Federal de Procedimientos Civiles (“Federal Code of Civil Procedures of Mexico”), neither Mexico nor any of its properties has, with respect to any action, claim or proceeding arising out of, or based upon, the Terms Agreement, the Indenture and the Authorization, the execution, issuance, sale and delivery of the Notes, or any obligation of Mexico under the Notes, any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise), except that under Article 4 of the Federal Code of Civil Procedures of Mexico, attachment prior to judgment or attachment in aid of execution may not be ordered by Mexican courts against the property of Mexico.

9.

The choice of New York law as the governing law in the Underwriting Terms, the Terms Agreement, the Indenture (including the Authorization pursuant thereto), and the Notes is a valid choice of law and, accordingly, would be recognized and applied by the courts of Mexico, if the Terms Agreement, the Indenture (including the Authorization pursuant thereto), or the Notes or any claim made thereunder, is brought before any such court; provided that in any proceedings in Mexico for the enforcement of the Terms Agreement, the Indenture (including the Authorization pursuant thereto), or the Notes, a Mexican court would apply Mexican procedural law.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

10.

The irrevocable submission of Mexico pursuant to Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18(b) of the Notes, to the jurisdiction of any state or federal court sitting in The Borough of Manhattan, The City of New York, in respect of any action by any Underwriter, or by any persons controlling such Underwriter, arising out of or based upon the Terms Agreement or any action brought by any of the holders of Notes or the Trustee arising out of or based upon the Indenture or the Notes, as the case may be, and the waiver by Mexico of any objection to the venue of any such proceeding in any such court are legal, valid and binding according to Article 566 of the Federal Code of Civil Procedures of Mexico. The waiver by Mexico pursuant to Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18(b) of the Notes of any immunity to jurisdiction or sovereign immunity to which it may otherwise be entitled (excluding, in respect of actions brought against Mexico, attachment prior to judgment or attachment in aid of execution, as set forth in Article 4 of the Federal Code of Civil Procedures) with respect to any action, claim or proceeding arising out of or based upon the Terms Agreement, the Indenture or the Notes, as the case may be, or to any right to which it may be entitled, based upon place of residence or domicile, is legal, valid and binding.

11.

The appointment of the Cónsul General de México (“Mexico’s Consul General”) in The City of New York, as agent to receive service of process on behalf of Mexico for the purposes described in Section 15 of the Underwriting Terms and Section 9.7 of the Indenture and Section 18(b) of the Notes, is legal, valid and binding.

12.

Service of process effected in the manner set forth in Section 15 of the Underwriting Terms, and Section 9.7 of the Indenture and Section 18(b) of the Notes, assuming its validity under New York law, will be effective to confer valid personal jurisdiction over Mexico.

13.

In accordance with Article 104, fraction V, of the Constitution, any action against Mexico arising out of or based on the Notes, or arising out of or based on the Indenture or the Terms Agreement, may be instituted in any competent court in Mexico. Any judgment obtained in a New York state or federal court sitting in The Borough of Manhattan, The City of New York, arising out of or in relation to the obligations of Mexico under the Terms Agreement, the Indenture or the Notes, as the case may be, would be enforceable, subject to the limitations described in subsection III, paragraph 8, of this opinion, against Mexico in the courts of Mexico pursuant to Articles 569 and 571 of the Federal Code of Civil Procedures of Mexico and Article 1347-A of the Código de Comercio (“Commerce Code”), which provide, inter alia, that any judgment rendered outside Mexico against Mexico may be enforced by Mexican courts, provided that:

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

(a)

such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Terms Agreement, the Indenture or the Notes, as the case may be;

(b)

such judgment is strictly for the payment of a certain sum of money, provided that, under the Ley Monetaria de los Estados Unidos Mexicanos (“Monetary Law of the United Mexican States”), payments which should be made in Mexico in foreign currency, whether by agreement or upon a judgment of a Mexican court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(c)	service of process was made personally on Mexico or on the process agent;

(d)	such judgment does not contravene Mexican public policy or laws;

(e)

the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction, requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), is complied with;

(f)	such judgment is final in the jurisdiction where obtained;

(g)	the action in respect of which such judgment is rendered is not subject matter of a lawsuit among the same parties pending before a Mexican court and has not been resolved by a Mexican court; and

(h)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of foreign judgments in such jurisdiction.

14.

To ensure the legality, validity, enforceability or admissibility in evidence of the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes, it is not necessary that the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in Mexico, or that any registration, charge or stamp or similar tax be paid on or in respect of the Terms Agreement, the Indenture (including the Authorization pursuant thereto) or the Notes, or any other document, provided that, in the event any legal proceedings are brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of Mexico, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

15.

The Terms Agreement, the Indenture, the Authorization, and the Notes are in proper legal form under the laws of Mexico for the enforcement thereof against Mexico under the laws of Mexico, provided that, in the event any legal proceeding is brought in any court of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-appointed translator would, pursuant to Article 271 of the Federal Code of Civil Procedures of Mexico, have to be approved by such court after the defendant had been given an opportunity for a hearing as to the accuracy of such translation, and proceedings would thereafter be based upon such translation.

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

16.

Pursuant to Article 5, fraction II, second paragraph, of the Federal Law of Public Debt and Article 166, paragraph twenty, subsection a) of the Ley del Impuesto Sobre la Renta (“Income Tax Law”), payments of principal, premium or interest in respect of the Notes will be exempt from any withholding or similar tax imposed in Mexico, provided that such Note is held by an individual or any person or entity who is not a resident of Mexico for tax purposes and that such Note is not held through a permanent establishment for tax purposes in Mexico to which such principal, premium or interest payments are attributable, and the Notes are not payable in Mexico. Mexico does not impose any stamp, registration or similar taxes payable by a foreign holder in connection with the purchase, ownership or disposition of the Notes.

17.

There are no stamp, income, registration, withholding or similar taxes imposed by Mexico or any political subdivision thereof, by cause of the execution, delivery or enforcement by the Underwriters or any of the holders of the Notes, of the Terms Agreement, the Indenture, the Authorization or the Notes.

18.	The information contained in the Base Prospectus dated August 29, 2025 under the caption “Taxation—Mexican Taxation” fairly summarizes the provisions of Mexican tax law therein described.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 6 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2024 and to the references to the Deputy Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States under the heading “Validity of the Securities” in the Base Prospectus.

I am furnishing this opinion to you as Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States solely for your benefit. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

[Signature Page Follows]

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

Very truly yours, The Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States,

By:	/s/ RANMSES ARTURO RUIZ CÁZARES
Ranmses Arturo Ruiz Cázares

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Insurgentes Sur 795, piso 12, Col. Nápoles, Benito Juárez, C.P. 03810, Mexico City, Mexico.